ADMINISTRATION, ACCOUNTING
                           --------------------------
                         AND INVESTOR SERVICES AGREEMENT
                         -------------------------------

       THIS AGREEMENT is made as of December 19, 2002 by and between PHOENIX-LJH ADVISORS FUND, LLC, a Delaware limited liability company (the "Fund"), and PFPC INC., a Massachusetts corporation ("PFPC").

                              W I T N E S S E T H :

       WHEREAS, the Fund wishes to retain PFPC to provide administration, accounting and investor services provided for herein, and PFPC wishes to furnish such services.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:


1.     DEFINITIONS. AS USED IN THIS AGREEMENT:
       ---------------------------------------

       (a) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Managers to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

       (b) "Board of Managers" and "Members" shall have the same meanings as set forth in the Fund's limited liability company agreement (the "Limited Liability Company Agreement").

       (c) "Organizational Documents" means, in the case of the Fund, the by-laws, confidential memorandum, Limited Liability Company Agreement, trust deed or other documents constituting the Fund.

       (d) "Oral Instructions" mean oral instructions received by PFPC from an Authorized

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              Person or from a person reasonably believed by PFPC to be an
              Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

       (e)    "Securities Laws" means the 1933 Act, the 1940 Act and the CEA.

       (f) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. The Fund hereby appoints PFPC to provide administration, accounting, and investor services, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide PFPC with the following:

       (a) a copy of the Limited Liability Company Agreement and Confidential Memorandum;

       (b) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing;

       (c)    a copy of the Fund's advisory agreement or agreements;

       (d)    a copy of any additional administration agreement;

       (e)    copies of all of the Fund's Organizational Documents;

       (f) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing; and

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       (g)    copies of any tax, legal or regulatory notices affecting the Fund or the Board of Managers.

4.     COMPLIANCE WITH RULES AND REGULATIONS.
       -------------------------------------

       PFPC undertakes to comply with the applicable requirements of the Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or any person or entity.

5.     INSTRUCTIONS.
       ------------

       (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

       (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Managers, unless and until PFPC receives Written Instructions to the contrary.

       (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way

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              invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

6.     RIGHT TO RECEIVE ADVICE.
       -----------------------

       (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

       (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC, at the option of PFPC) provided such counsel is selected with reasonable care. The parties agree to use good faith efforts to properly allocate the expense of any such counsel fees between the parties.

       (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel. PFPC shall promptly inform the Fund of any material conflict and, in any event, before taking the action in question. If PFPC relies on the advice of counsel, PFPC will remain liable for any action or omission on the part of PFPC in carrying out such advice which constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

       (d) Protection of PFPC. PFPC shall be protected in any action PFPC-takes or does not take in reliance upon directions or advice or Oral Instructions or Written

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

              Instructions PFPC receives from or on behalf of the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions, unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action. PFPC will remain liable for any action or omission on the part of PFPC in carrying out such directions or advice or Oral Instructions or Written Instructions which constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

7.     RECORDS; VISITS.
       ---------------

       (a) The books and records pertaining to the Fund which are in the possession or under the control of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable Securities Laws and regulations. The Fund, the Fund's independent accountants and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense. Any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.

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


       (b)    PFPC shall keep the following records:

              (i) all books and records with respect to the Fund's books of account;

              (ii)   records of the Fund's securities transactions;

              (iii) records supporting the calculation of Fund performance as required pursuant to Rule 31a-1 of the 1940 Act in connection with the services of PFPC provided hereunder; and

              (iv) investor records including a register of members of the Fund, tax records, and all issues, transfers and repurchases of interests in the Fund.

       (c) PFPC may house the books and records of the Fund in a third party storage facility, provided that such facility has commercially reasonable security and disaster recovery procedures and PFPC remains responsible for such records as if stored at its own facility.

8. CONFIDENTIALITY. Each party shall keep confidential any information-relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential.

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

       Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

9. LIAISON WITH ACCOUNTANTS. PFPC shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

10. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

11. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate

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

       parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

12. COMPENSATION. As compensation for services set forth herein that are rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.

13. INDEMNIFICATION. The Fund agrees to indemnify and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund; provided that, neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard in the performance of PFPC's activities under this Agreement. Notwithstanding anything in this Agreement to the contrary, the Fund shall not be liable to PFPC or its affiliates for any consequential, special or indirect losses or damages which PFPC or its affiliates may incur or suffer, whether or not the likelihood of such losses or damages was known by the Fund.

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

14.    RESPONSIBILITY OF PFPC.
       ----------------------

       (a) PFPC shall be under no duty hereunder to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, negligence or reckless disregard of such duties.

       (b) Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; provided that, PFPC has acted in accordance with the standard of care in Section 14(a) above; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any Oral Instruction or Written Instruction, direction, notice, or other instrument (which conforms to the applicable requirements, if any, of this Agreement) and which PFPC reasonably believes to be genuine.

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

       (c) Notwithstanding anything in this Agreement (whether contained anywhere in Sections 15-17 or otherwise) to the contrary, Fund hereby acknowledges and agrees that (i) PFPC, in the course of providing tax-related services or calculating and reporting portfolio performance hereunder, may rely upon PFPC's interpretation of tax positions or its interpretation of relevant circumstances (as determined by PFPC) in providing such tax services and in determining methods of calculating portfolio performance to be used, and that (ii) PFPC shall not be liable for losses or damages of any kind associated with such reliance except to the extent such loss or damage is substantially due to PFPC's negligence or willful misconduct.

       (d) Notwithstanding anything in this Agreement to the contrary, without limiting anything in the immediately preceding sentence, Fund hereby acknowledges and agrees that PFPC shall not be liable for any losses or damages of any kind associated with any tax filings with which PFPC ha assisted in any way except to the extent such loss or damage is substantially due to PFPC's negligence or willful misconduct; provided, however, that PFPC shall not be found to have been negligent for losses or damages associated with areas of responsibility that the judiciary, regulators (or other governmental officials) or members of the hedge fund industry determine would otherwise apply to PFPC (or similar service providers) and which, as of the date hereof, have yet to be identified by such parties as areas for which PFPC (or any similar service provider) is (or would be) responsible.

       (e) Notwithstanding anything in this Agreement to the contrary, (i) neither PFPC nor



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
              its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

       (f) No party may assert a cause of action against any other party or any of its affiliates that that reasonably should have been discovered more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

       (g) Each party shall have a duty to mitigate damages for which the other party may become responsible.

15.    DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS.
       --------------------------------------------------------

       PFPC will perform the following accounting services as required with respect to the Fund:

              (i) Journalize investment, capital and income and expense activities;

              (ii) Record investment buy/sell trade tickets when received from the investment adviser for the portfolio (the "Adviser");

              (iii) Transmit trades to the Fund's custodian for proper settlement;

              (iii)  Maintain individual ledgers for investment securities;

              (iv)   Maintain historical tax lots for each security;

              (v) Record and reconcile corporate action activity and all other capital changes;

              (vi) Reconcile cash and investment balances with the Fund's custodian(s)/prime broker(s), and provide the Adviser with the beginning cash balance available for investment purposes;

              (vii) Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Fund's Limited Liability Company Agreement;


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

              (viii) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

                           (ix) Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

              (x) Control all disbursements and authorize such disbursements upon Written Instructions;

              (xi)   Calculate capital gains and losses;

              (xii)  Determine net income;

              (xiii) Determine applicable foreign exchange gains and losses on payables and receivables;

              (xiv) Obtain security market quotes and currency exchange rates from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of the Fund's investments in accordance with applicable valuation policies or guidelines provided by the Fund to PFPC and acceptable to PFPC;

              (xv) Transmit or mail a copy of the portfolio valuation to the Adviser as agreed upon between the Fund and PFPC;

              (xvi) Prepare annual and semi-annual financial statements in accordance with GAAP; and

              (xvii) Arrange for the computation of the net asset value in accordance with the provisions of the offering memorandum.

16.    DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS.
       ------------------------------------------------------------

       PFPC will perform the following administration services as required with respect to the Fund:

       (i) Supply various normal and customary Fund statistical data as requested on an ongoing basis;

       (ii) Prepare for execution and file the Fund's Federal form 1065 and state tax returns in a manner permitted under the applicable tax laws;

       (iii) Prepare and coordinate printing and mailing of Fund's annual reports;


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

       (iv) Copy the Board of Managers on routine correspondence sent to Members;

       (v) Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between the Fund and PFPC; and

       (vi) Provide reports as mutually agreed to enable the Fund to monitor Fund's compliance with investment restrictions.

17. DESCRIPTION OF INVESTOR SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following functions:

       (i) Maintain the register of Members of the Fund and enter on such register all issues, transfers and repurchases of interests in the Fund;

       (ii) Arrange for the calculation of the issue and repurchase prices of interests in the Fund in accordance with the Limited Liability Company Agreement;

       (iii) Allocate income, expenses, gains and losses to individual Members' capital accounts in accordance with the Fund's Limited Liability Company Agreement;

       (iv) Calculate the Incentive Allocation, if applicable, in accordance with the Limited Liability Company Agreement and reallocate corresponding amounts from the applicable Members' capital accounts to the Board of Managers' capital account;

       (v) Prepare and mail (or coordinate mailing) annually to Members any required Form K-1 in accordance with applicable tax regulations;

       (vii)  Mail or coordinate mailing of tender offer documents to investors;

       (viii) Review client subscription documentation for completeness; and

       (vi) Mail or coordinate mailing of fund offering materials to prospective investors in accordance with Instructions from an Authorized Person

18. DESCRIPTION OF REGULATORY SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following functions:

       (i) Prepare and file with the SEC the Fund's annual and semi-annual shareholder reports;


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

                  (ii) Prepare, coordinate with the Fund's counsel and file with the SEC Post-Effective Amendments to the Fund's Registration Statement, prepare reports to the SEC including, the preparation and filing of (i) semi-annual reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

       (iii) Assist in the preparation of notices of Annual or Special Meetings of Shareholders and Proxy materials relating to such meetings;

       (iv) Assist in obtaining the fidelity bond and directors' and officers'/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund's Board of Directors;

       (v) Monitor the Fund's assets to assure adequate fidelity bond coverage is maintained;

       (vi) Draft agendas, resolutions and materials (including minutes) for quarterly and special Board meetings and such other administrative functions normally performed by a corporate secretary to the Fund;

       (vii) Coordinate the preparation, assembly and mailing of Board materials;

       (viii) Maintain the Fund's corporate calendar to assure compliance with various filing and Board approval deadlines;

       (ix) Coordinate contractual relationships and communications between the Fund and its contractual service providers; and

       (x) Monitor the Fund's compliance with the amounts and conditions of each state blue sky qualification, and file blue sky notices.

19. DURATION AND TERMINATION. This Agreement shall be effective on the date first above written and shall continue in effect for an initial period of two
(2) years. Thereafter, this Agreement shall continue automatically for successive terms of one (1) year; provided, however, that this Agreement may be terminated by PFPC or the Fund on any anniversary of the date first above written on sixty (60) days' prior written notice to the other party. In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a


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

       successor service provider (or each successive service provider, if there are more than one), and all trailing expenses incurred by PFPC, will be borne by the Fund.

20. NOTICES. All notices and other communications, including Written Instructions but excluding Oral Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given seven days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed
       (a) if to PFPC, at 400 Bellevue Parkway, Wilmington, DE 19809, Attn:
       Managing Director, Alternative Investments Group, facsimile:
       302-791-1562; (b) if to the Fund, at the address of the Fund with a copy to Phoenix-LJH Alternative Investments, LLC, 2640 Golden Gate Parkway, Suite 205, Naples, FL 34105, Attn: Holly Hogan or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

21. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

22. DELEGATION; ASSIGNMENT. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund 60 days' prior written notice of such assignment or delegation.

23. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of


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

       which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

25.    MISCELLANEOUS.

       (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

       (b) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would materially increase the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

       (c) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

       (d) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.

       (e) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this

              Agreement shall not be affected thereby.

       (f) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

       (g) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

       (h) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.



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

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    PFPC INC.

                                    By:

                                    Title:


                                    PHOENIX- LJH ADVISORS FUND, LLC

                                    By:

                                    Title:






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